                                                                     EXHIBIT 1.2




                         Dated                   2000
                         ----------------------------


                         KERYX BIOPHARMACEUTICALS INC.

                                    - and -

                            WEST LB PANMURE LIMITED



                         ----------------------------

                          NOMINATED BROKER AGREEMENT

                         ----------------------------




                             ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                                London EC2A 2HA

                              Tel:  020-7638 1111
                              Fax:  020-7972 7990

                              MCJ/PXR/051W.00027
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                                    CONTENTS

CLAUSE                                                                  PAGE

1.   DEFINITIONS AND INTERPRETATION....................................  1
2.   APPOINTMENT AND TERM..............................................  3
3.   FEES AND EXPENSES.................................................  4
4.   TERMINATION.......................................................  5
5.   CONTINUING OBLIGATIONS............................................  6
6.   BROKER'S INDEMNITY................................................  7
7.   TIME OF THE ESSENCE...............................................  9
8.   WAIVER............................................................  9
9.   INVALIDITY........................................................  9
10.  NOTICES..........................................................  10
11.  COUNTERPARTS.....................................................  11
12.  ENTIRE AGREEMENT.................................................  11
13.  MISCELLANEOUS....................................................  12
14.  GOVERNING LAW AND JURISDICTION...................................  12

THIS AGREEMENT is made on                                               2000.


BETWEEN:-

(1) KERYX BIOPHARMACEUTICALS INC. (incorporated in Delaware, USA) whose executive office is at Kiryat Mada 5, Har Hotzvim, Jerusalem, Israel 91326 (the "Company");

(2) WEST LB PANMURE (incorporated in England and Wales with registered no. 2002991) whose registered office is at New Broad Street House, 35 New Broad Street, London EC2M 1SQ (the "Broker"); and

RECITALS

(A) The Company is proposing to make an application to the London Stock Exchange for admission to AIM of all the Shares in issue and to be issued pursuant to the IPO.

(B) On and subject to the terms of this agreement, the Broker has agreed to act as nominated broker to the Company for the purposes of the AIM Rules in connection with the IPO and following Admission.

THE PARTIES AGREE AS FOLLOWS:-

1.   DEFINITIONS AND INTERPRETATION

1.1 In this agreement the following words and expressions shall have the following meanings, unless the context otherwise requires:-

     "Admission" means admission of the share capital of the Company, issued and to be issued pursuant to the IPO, to trading on AIM becoming effective as provided in paragraph 16.6 of the AIM Rules;

     "Admission Document" means the document proposed to be published in connection with the IPO and the Company's admission to AIM as required by paragraph 16.07 of the AIM Rules and constituting a prospectus for the purposes of the POS Regulations;

     "AIM" means the Alternative Investment Market of the London Stock Exchange;

     "AIM Rules" means the AIM admission rules and AIM trading rules set out in chapters 16 and 17 of the Rules of the London Stock Exchange as amended from time to time and those other of its rules which govern the admission to trading on and the regulation of AIM;

     "Business Day " means a day (excluding Saturdays) on which banks are open for business in the City of London;

     "Directors" means the directors and officers of the Company;

     "FSA" means the Financial Services Act 1986;

     "Group" means the Company, its subsidiaries and subsidiary undertakings and each of them as the context admits and "Group Company" means any one of them;

     "IPO" means the proposed IPO by the Company of new Shares pursuant to the IPO Agreement;

     "IPO Agreement" means the underwriting agreement dated 2000 made between the Company, the Directors and Roth Capital Partners Inc. in connection with the IPO and more particularly described in the Admission Document;

     "London Stock Exchange" means London Stock Exchange Limited;

     "Model Code" means a code for dealings in the securities of the Company adopted by the Company in terms no less exacting than the model code contained in appendix 12 of the Rules of the London Stock Exchange as amended from time to time;

     "POS Regulations" means the Public Offers of Securities Regulations 1995;

     "Related Person" means in relation to any party its holding companies and subsidiaries and any subsidiary undertaking of any such holding company;

     "Relevant Person" means the Broker and any subsidiary or holding company of the Broker and any subsidiary undertaking of any such holding company and any of their respective shareholders, directors, officers, employees, agents and advisers;

     "Shares" means shares of common stock of par value of $0.001 each in the capital of the Company;

     "VAT" means value added tax.

1.2  In this agreement unless otherwise specified, reference to:-

     (a) a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act and an "associated company" is to be construed in accordance with section 416 et seq of the Income and Corporation Taxes Act 1988;

     (b) a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

     (c) a party means a party to this agreement and includes the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

     (d) a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

     (e) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been amended or re-enacted;

     (f) "recitals", "clauses", "paragraphs" or "schedules" are to recitals, clauses and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

     (g) "Writing" shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

     (h) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

     (i)  the time of day is reference to time in London, England.

1.3 The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

2.   APPOINTMENT AND TERM

2.1 The Company hereby appoints the Broker as its nominated broker in respect of the IPO and the application to the London Stock Exchange for admission of the Shares to AIM and otherwise for the purposes of the AIM Rules on the terms set out in this agreement and the Broker hereby accepts such appointment. The Company hereby confirms that the appointment of the Broker hereunder confers on the Broker all powers, authorities and discretions on behalf of the Company which are reasonably necessary for, or reasonably incidental to, its role as the Company's nominated broker and the Company hereby agrees to ratify and confirm everything which the Broker may lawfully do in that capacity and pursuant to those powers, authorities and discretions.

2.2  The Broker's services as nominated broker will comprise the following:-

     (a) using its reasonable endeavours to find during the "mandatory quote period" (as defined in the AIM Rules) matching business in the Company's securities if there is no market maker registered in respect of such securities;

     (b) inputting to SEATS PLUS (or any such replacement) such information in relation to the Company as the London Stock Exchange may specify from time to time which information the Company undertakes to supply promptly to the Broker upon request being made by the Broker; and

     (c) providing all the services (specified from time to time) in the AIM Rules as being the responsibility of the nominated broker.

2.3 Notwithstanding anything to the contrary in clauses 2.1 and 2.2 the Broker shall be under no obligation to carry out any research on behalf of or in relation to the Company or to prepare or publish any broker's research note or report or any other research or forecast of any nature whatsoever relating to the Company.

2.4 The Broker confirms to the Company that it is approved by the London Stock Exchange to act as nominated broker to the Company for the purposes of the AIM Rules. The Broker undertakes to advise the Company immediately upon the Broker being notified by the London Stock Exchange that such approval has been withdrawn.

2.5 Subject to clause 2.6 and clause 4, the appointment shall be for an initial period of 12 months from the date hereof and thereafter unless and until terminated by not less than three months' notice by either the Company or the Broker.

2.6 In the event that the IPO Agreement is terminated in accordance with its terms or in the event that Admission has not taken place by 2.30 p.m. on (or such later time and/or date as the Company and the Broker may agree) this agreement shall ipso facto cease and determine and, except as regards any breach of any provision of this agreement which has occurred prior to such termination, no party shall have any claim against any other party for any costs, damages, compensation or otherwise hereunder save that the provisions of clauses 1, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall continue to apply in accordance with their respective terms.

3.   FEES AND EXPENSES

3.1 The Broker shall be entitled to charge such fees as may be agreed from time to time in respect of services to be provided as may be agreed between the Company and the Broker from time to time.

3.2 The Company shall reimburse the Broker the amount of any reasonably and properly incurred or paid expenses which the Broker may during the course of the appointment hereunder or in connection with the IPO pay or have paid or incurred on behalf of the Company. Such expenses shall be paid by the Company within 15 Business Days of production of an appropriate invoice.

3.3 Where pursuant to clause 3.2 or clause 6 a sum (a "Relevant Sum") is to be paid or reimbursed to the Broker in respect of any cost or expense paid or incurred by the Broker and that cost or expense includes an amount in respect of VAT (the "VAT Element"), the Company shall pay an amount to the Broker in respect of the VAT Element that shall be determined as follows:-

     (a) if the Relevant Sum constitutes for VAT purposes payment to the Broker for the supply by it of goods or services to the Company, a sum equal to the proportion of the VAT Element that the Broker certifies as representing irrecoverable input tax in the hands of the Broker, that certificate to be conclusive save in the case of manifest error; and

(b) if the Relevant Sum constitutes for VAT purposes the reimbursement of a cost or expense incurred by the Broker as agent for the Company, a sum equal to the whole of the VAT Element,

     and where a sum equal to the VAT Element has been reimbursed to the Broker under clause 3.3(b) above, the Broker shall provide the Company with a proper tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued either by the Broker or, if the Broker has treated the relevant cost or expense as a disbursement for VAT purposes, by the person making the supply.

3.4 If the performance by the Broker of any of its obligations under this agreement shall represent for VAT purposes the making by the Broker of any supply of goods or services to the Company that is taxable at a positive rate, the Company shall pay to the Broker, in addition to the amounts otherwise payable by the Company to the Broker pursuant to this agreement (including, without limitation, amounts payable by the Company to the Broker pursuant to clause 3.2), an amount equal to the VAT chargeable on any such supply, that payment to be made within seven days of the Broker requesting the same and against production by the Broker of a proper tax invoice.

4.   TERMINATION

4.1 The Company shall be entitled to terminate this agreement forthwith if the Broker shall be in material breach of its obligations hereunder or if the Broker shall cease to be registered as a nominated broker for the purpose of the London Stock Exchange.

4.2  The Broker shall be entitled to terminate this agreement forthwith if:-

     (a)  the Broker shall become aware of:-

     (i) any breach by the Company or any of the Directors of any of their respective obligations under this agreement or the AIM Rules or the Model Code or the POS Regulations or the FSA or any other laws or regulations to which the Company and/or its directors are subject from time to time; or

     (ii) any fraudulent act by such persons; or

(b) any warranty or representation given in the IPO Agreement is found to be either untrue, inaccurate or misleading, in any material respect or any other term of the IPO Agreement is breached in any material respect by the Company or the Directors; or

(c) an administration order is made in relation to the Company or a receiver is appointed over an asset of the Company; or

(d) the Company makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally; or

     (e) the Company passes a resolution for its winding up, a court of competent jurisdiction makes an order for the Company's winding up or a petition is presented for the Company's winding up which is not dismissed within seven days (other than, in each case, for the purposes of solvent amalgamation or reconstruction and in such manner that the entity resulting from the amalgamation or reconstruction effectively agrees to be bound by or assume the Company's obligations under this agreement); or

     (f) any director of the Company or any person connected with a director of the Company (as such term is defined in section 346 of the Act) breaches the terms of any orderly market undertaking and/or lock-in arrangement entered into with the Broker whether such undertakings or arrangements constitute terms of the IPO Agreement or a stand-alone agreement.

4.3 The Company shall notify the Broker promptly upon becoming aware that any of the events or circumstances set out in clause 4.2 has occurred.

4.4 In the event that this agreement is terminated pursuant to clauses 4.1 or 4.2, except in relation to:-

     (a)  any breach of any provision of this agreement prior thereto; and

     (b) any right to damages or other remedy which the terminating party may have in respect of the event or circumstance which gave rise to the termination; and

     (c) the rights of the Broker in respect of its fees and expenses as set out in clause 3, which will remain in full force and effect to the extent that the Company shall be obliged to pay to the Broker such fees and expenses on a pro rata basis up to the effective date of termination of its appointment to the extent that the same have not already been paid in accordance with clause 3 (and the Broker shall rebate to the Company any amount of overpayment), no party shall have any claim against any other for any costs, damages, compensation or otherwise hereunder save that the provisions of clauses 1, 4, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall continue to apply in accordance with their respective terms.

5.  CONTINUING OBLIGATIONS

5.1 The Company shall until the Broker ceases to be the Company's nominated broker:-

     (a)  notify the Broker in advance of and discuss with the Broker:-

          (i) any proposal to pay or make any dividend or other distribution or to pass any dividend or interest payment;

          (ii) any preliminary announcement of final results or announcement of interim results;

          (iii) any proposed material change in capital structure or material borrowing requirements of any Group Company;

          (iv) any proposed transaction which would be a substantial transaction, if undertaken, as set out in rule 16.23 of the AIM Rules;

          (v) any information which is notifiable under the provisions of the Act or the AIM Rules forthwith on the same becoming known by the Company;

          (vi)   the appointment of any new director of the Company;

          (vii) any decision to materially change the general character or materially change the nature of the business of any Group Company; and

          (viii) particulars of any proposed dealings by directors or officers (or any person connected with the directors) in any of the securities of the Company;

(b) forward to the Broker not less than Business Days prior to despatch thereof to shareholders two copies of proofs, for information and consultation, of all circulars and other documents to holders of the Company's securities;

(c)  forward to the Broker:-

     (i) six copies of all circulars, notices, reports, announcements or other documents at the same time as they are issued to shareholders; and

     (ii) six copies of all resolutions passed by the Company other than resolutions concerning ordinary business at an annual general meeting; and

(d) comply with the requirements of the AIM Rules (including for the avoidance of doubt the Model Code).

6.   BROKER'S INDEMNITY

6.1 No claim shall be made against any Relevant Person by the Company, the Directors or any of them to recover any damage, loss, cost or expense which the Company or any of its shareholders, directors, officers, agents or employees or any other person may suffer or incur or claim to have suffered or incurred by reason of or arising out of the carrying out or performance by the Broker, or on its behalf, of any obligations or services (or exercise of rights) hereunder or otherwise in connection with the Broker being appointed nominated broker to the Company unless and to the extent that such loss or damage results from the negligence, wilful default, or fraud of the Broker.

6.2 The Company undertakes to and with the Broker (for itself and, on the basis that it shall enjoy an absolute discretion as to the enforcement of any claim under this clause 6.2, as trustee for each and every Relevant Person) to indemnify each Relevant Person and hold each Relevant Person fully and effectively harmless from and against all claims, actions, demands, proceedings, liabilities or judgments made, brought, threatened or established against any Relevant Person (whether or not successful, compromised or settled) in any jurisdiction by any subscriber, allottee, acceptor, buyer, placee or underwriter of any of the Shares pursuant to the IPO or any subsequent buyer or transferee thereof or by any other person, governmental agency or regulatory body whatsoever and against all liabilities, losses, costs, charges, expenses and taxes which any Relevant Person may pay, suffer or incur (including, but not limited to, those paid, suffered or incurred in investigating, seeking advice as to defending or disputing any claim, action, liability, demand or proceedings and/or in establishing its right to be indemnified pursuant to this clause 6.2 and/or in seeking advice as to any claim, action, liability, demand or proceedings aforesaid or in any way related or in connection with this indemnity or the IPO or the Broker carrying out its services to the Company pursuant to this agreement) and which in any such case is occasioned by or results from or is attributable to or would not have arisen but for (in each case whether directly or indirectly):-

     (a) any breach, or alleged breach, by the Company of any of its obligations under this agreement or of any of the warranties set out in the IPO Agreement;

     (b) the Admission Document not containing, or being alleged not to contain, all the information required by law or regulation (including, for the avoidance of doubt, the POS Regulations and the AIM Rules) to be contained therein or any statement contained in the Admission Document being, or being alleged to be, untrue, inaccurate, misleading or defamatory in any respect or not based on reasonable grounds or any misrepresentation or alleged misrepresentation by whomsoever being contained or being alleged to be contained in the Admission Document; or

     (c) any breach, or alleged breach, of the laws or regulations of any country in connection with the IPO or the distribution of the Admission Document or any failure, or alleged failure, to comply with any such laws or regulations; or

     (d) the approval or issue by any Relevant Person of any press release or of any investment advertisement (as defined in section 57(2) of the FSA) issued by or on behalf of the Company; or

     (e) the performance by the Broker, or on its behalf, of any of its obligations or services (or exercise of rights) under this agreement or otherwise in connection with the IPO or its appointment as nominated broker and the preparation and distribution of the Admission Document; or

     (f)  any of the transactions expressly contemplated by this agreement,

     unless and to the extent that the same result from the negligence, wilful default or fraud of the Broker provided that a Relevant Person shall not be entitled to be indemnified pursuant to this clause 6.2 in respect of any liabilities, losses, costs, charges, expenses or taxes suffered or incurred by such person as a result of it having been required to subscribe or purchase Shares under the IPO Agreement unless such liabilities, losses, costs, charges, expenses and taxes are occasioned by, or result from, or are attributable to or would not have arisen but for (in each case directly or indirectly) any breach by the Company of any of its obligations under this agreement.

6.3 The Broker shall, as soon as practicable after becoming aware of any claim made or threatened against any Relevant Person in respect of which indemnity may be sought pursuant to clause 6.2, notify the Company in writing thereof and enter into and thereafter maintain consultation with the Company on all material aspects of such claim and, subject to the Broker and any other Relevant Person subject to the claim being fully indemnified and secured by the Company to the reasonable satisfaction of the Broker against all costs, damages and expenses thereby incurred, the Broker shall, at the request of the Company, take such action as the Company may reasonably require to avoid, dispute, resist, appeal, compromise or defend any such claim unless in the reasonable opinion of the Broker the repute or standing of the Broker or any other Relevant Person would thereby be adversely affected.

7.   TIME OF THE ESSENCE

     Save as otherwise expressly provided, time is of the essence to every obligation of this agreement and any agreement amending or substituting its terms.

8.   WAIVER

8.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

8.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

8.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

9.   INVALIDITY

     If any provision of this agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

     (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

     (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

     shall not be affected or impaired in any way thereby.

10.  NOTICES

10.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

     in the case of the Company to:-



     Keryx Biopharmaceuticals, Inc.
     Kiryat Mada 5
     Har Hotzvim
     Jerusalem
     Israel 91326

     Fax:                                       00 972 2537 5098

     Attention:                                 Robert Trachtenberg

     in the case of the Nominated Adviser to:-

     WestLB Panmure Limited
     New Broad Street House
     35 New Broad Street
     London EC2M 1SQ

     Fax:                                       020 7860 1370

     Attention:                                 Chris Collins Esq.


     and shall be deemed to have been duly given or made as follows:-

     (a) if personally delivered, upon delivery at the address of the relevant party;

     (b) if sent by first class post, two Business Days after the date of posting;

     (c)  if sent by air mail, five Business Days after the date of posting; and

     (d) if sent by fax, when despatched provided always that a fax transmission report provides evidence of the successful transmission of the same;

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

10.2 A party may notify the other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause
     10.1 provided that such notification shall only be effective on:-

(a) the date specified in the notification as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

11.  COUNTERPARTS

     This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

12.  ENTIRE AGREEMENT

12.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:-

     (a) this agreement together with the Nominated Adviser Agreement between the Nominated Broker and the Company of even date herewith and any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents; and

     (b) neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

     PROVIDED THAT the provisions of this clause 12.1 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

12.2 This agreement may be varied only by a document signed by both of the parties.

13.  MISCELLANEOUS

13.1 Broker not providing legal advice

     The Company acknowledges that the Broker is not responsible for providing any legal advice to the Company in respect of any laws and regulations applicable to the Company and the Company undertakes to obtain appropriate legal advice in respect of these matters.

13.2 Broker's services subject to SFA Rules

     The Company acknowledges that all services provided by the Broker pursuant to this agreement and the IPO Agreement are subject to the rules and regulations from time to time of The Securities and Futures Authority Limited (or any replacement body which takes over its functions) (the "SFA Rules") and to the applicable rules and regulations for the time being of the Bank of England and the Securities and Investments Board. In providing its services, the Nominated Adviser is proposing to treat the Company as a "non-private customer" within the meaning of the SFA Rules and, as such, the Company will not obtain the benefit of those SFA Rules designed exclusively for the protection of private customers.

13.3  Assignment

     (a) This agreement shall be binding upon and inure for the benefit of the successors in title of the parties but, except as set out in clause 13.3(b), shall not be assignable by any party without the prior written consent of the other.

     (b) The Broker may assign the bene fit of this agreement to any undertaking which is, whether on or at any time after the date hereof, its subsidiary undertaking or its parent undertaking.

     14.  GOVERNING LAW AND JURISDICTION

14.1 Any dispute, controversy or claim of whatever nature arising out of or relating to this agreement or breach of this agreement shall be governed by and this agreement shall be construed in all respects in accordance with English law.

14.2 The Company agrees that the courts in England are to have exclusive jurisdiction to hear and decide any action or proceedings and/or to settle any disputes which do or might arise out of or in connection with this agreement and for the purpose of enforcement of any judgment against any of their respective assets ("Proceedings"). Nothing in this agreement shall (or shall be construed so as to) limit the right of either party to take Proceedings against the other in the courts of any country in which either party has assets to enforce a judgement obtained in England.

14.3 The parties agree that service of any claim form, notice or other document for the purpose of any proceedings begun in England shall be duly served upon it if delivered or sent by registered post, in the case of:-

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   (a)  the Company to Morgan, Lewis & Bockius, 2 Gresham Street, London EC2V
        7PE (marked for the attention of Zoe Ashcroft); and

   (b) the Broker to its address as set out on page 1 hereof (marked for the attention of Chris Collins Esq.),

   or such other address in England and/or Wales as the Company (on behalf of the Company or the Directors) shall notify the Broker in writing or vice versa from time to time. Nothing contained in this clause 14.3 affects the right to serve process in another manner permitted by law.

IN WITNESS whereof this agreement has been executed on the date first above written.

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Signed by                                   ))
for and on behalf of                         )
KERYX BIOPHARMACEUTICALS INC.                )
in the presence of:-



Signed by                                    )
for and on behalf of                         )
WESTLB PANMURE LIMITED                       )
in the presence of:-                         )

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